UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Prudential Investment Portfolios 16
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Your Vote Can Make a Difference!

What to do now:

1. Read the enclosed Proxy Statement.

2. Review the voting instructions provided.

3. VOTE!

Three easy ways to vote:

1. Call the toll-free number on your proxy ballot card from a touch-tone telephone.

2. By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3. Mail your completed proxy ballot card in the enclosed postage-paid envelope.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call D. F. King & Co., Inc., at (800) 431-9642 toll-free. They will be happy to help you understand the proposal and assist you in voting.

The Board of Trustees of the Target Conservative Allocation Fund (the Fund), a Fund utilizing a static asset allocation strategy that may be adjusted from time to time and is currently sub-advised by non-Prudential asset managers, is recommending that shareholders approve a proposed repositioning for the Fund. In addition to the accompanying proxy materials, this packet provides information about the proposed repositioning. The Board recommends you vote to approve the proposal.

Please read the enclosed materials and vote your shares as soon as possible. The three methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help us minimize communications costs.

Continued

What’s Inside

Answers to your questions about the proposed repositioning

Supplement to the prospectus

On what proposal am I being asked to vote?

As a shareholder of the Target Conservative Allocation Fund, you are being asked to approve proposed new Prudential subadvisers for the Fund. If approved:

•      The current non-Prudential managers will be replaced by Quantitative Management Associates LLC (QMA); Jennison Associates (Jennison); Prudential Fixed Income, a business unit of Prudential Investment Management, Inc. (PIM); and Prudential Real Estate Investors, also known as PREI®, a business unit of PIM, who will then serve as investment subadvisers to the Fund. QMA will provide asset allocation services to the Fund, although from time to time QMA may also directly manage a portion of the Fund’s assets. Jennison, Prudential Fixed Income, and PREI will directly manage the portion of the Fund’s assets that are allocated to them by QMA.

•      The Fund will invest in a wide variety of income-oriented investments and sub-classes within the equity and fixed income markets.

•      The Fund’s name will change to the “Prudential Income Builder Fund.”

Why is the Fund being repositioned?

After careful review of market trends and a broad range of factors, including performance, asset size, and expenses, Prudential Investments LLC (PI or the Manager) and the Board of Trustees determined it was in the best interest of shareholders to reposition the Fund.

How do you expect shareholders to benefit from this change?

Repositioning the Target Conservative Allocation Fund to the Prudential Income Builder Fund is expected to result in the following potential benefits:

•      Potential for improved fund performance

•      Offer investors a diversified source of income

•      Access to additional and non-traditional sub-asset classes

•      Benefit from Jennison’s, PREI’s, and Prudential Fixed Income’s deep experience with generating income and QMA’s extensive asset allocation expertise

Will the new strategy result in lower fund expenses?

Yes. If the repositioning is implemented, shareholders are expected to benefit from lower net annual operating expenses, including a fee waiver and/or expenses reimbursement and a reduction in management fees from .75% to .70% (based upon the Fund’s assets as of March 31, 2014). The table compares as of September 30, 2013 the net annual operating expenses of the Fund with estimated expenses of the Fund as if the repositioning was implemented on September 30, 2013. The fee changes, if implemented, are expected to result in an expense reduction for every share class.

Net Annual Fund Operating Expenses	Class A	Class B	Class C	Class R	Class Z
Target Conservative Allocation Fund*	1.52%	2.27%	2.27%	1.77%	1.27%
Prudential Income Builder Fund**(1), (2)	0.95%	1.70%	1.70%	1.20%	0.70%

*   The distributor of the Fund has contractually agreed through November 30, 2014 to reduce its distribution and service (12b-1) fees for Class A shares to an annual rate of .25% of the average daily net assets of Class A shares and its distribution and service (12b-1) fees for Class R shares to an annual rate of .50% of the average daily net assets of Class R shares.

**     Estimates based on expected initial allocations and current assets.

(1)    The Distributor of the Fund will contractually agree through February 29, 2016 to reduce its distribution and service (12b-1) fees for Class A shares to an annual rate of .25% of the average daily net assets of Class A shares and its distribution and service (12b-1) fees for Class R shares to an annual rate of .50% of the average daily net assets of Class R shares.

(2)    The Manager of the Fund will contractually agree through February 29, 2016 to limit the net annual operating expenses and acquired fund fees and expenses (exclusive of distribution and service (12b-1) fees, taxes (including acquired fund taxes), interest, brokerage, dividend and interest expense on short sales (including acquired fund dividend and interest expense on short sales), extraordinary expenses, and certain other expenses) of each class of shares of the Fund to 0.70% of the Fund’s average daily net assets through February 29, 2016.

Expected on or about June 23, 2014, Class B shares will generally be closed to new investors and will not accept subsequent purchases from existing shareholders. Please see a Fund’s current prospectus, as amended from time to time, for additional information.

How will the Fund be managed?

If the proposal is approved, QMA will allocate between fixed income investments and equity and equity-related securities, as well as between the various sub-asset classes. QMA’s dynamic allocation will adjust allocations based on its tactical views. QMA generally will consider adjustments to the allocations on a monthly basis and may make more frequent allocation adjustments from time to time based on market conditions. Some of the asset classes the managers may directly invest in include:

•           Dividend-paying stocks

•           Real Estate Investment Trusts (REITs) (both U.S. and international)

•           Master Limited Partnerships (MLPs)

•           U.S. bonds (including high yield bonds)

•           International bonds (including emerging markets)

Certain sub-asset classes will be managed directly by Jennison, Prudential Fixed Income, and PREI. The Fund expects to obtain exposure to certain sub-asset classes by investing in other Prudential retail mutual funds and exchange traded funds (ETFs). ETFs may also be used to attain exposure in other asset classes such as convertible bonds and preferred securities.

What is QMA’s experience in designing asset allocation strategies?

For nearly 40 years, QMA has applied quantitative models and the judgment of its experienced teams to an array of investment and asset allocation strategies. QMA has 46 investment professionals, including 13 PhDs across a wide array of disciplines, who have worked closely together through different types of markets. Specifically, QMA has been managing asset allocation strategies since 1975 and, as of December 31, 2013, has nearly $65 billion in assets under management in these strategies.

Who are the asset managers of the underlying sub-asset classes?

•        Jennison is a leading equity manager of growth, value, and blend styles across capitalization levels, both domestically and abroad. It’s known for its investment discipline and research-driven, stock-by-stock approach to investing.

•        Prudential Fixed Income is a credit-research-driven fixed income manager with a keen focus on risk management. Sector specialists apply their expertise to every key fixed income sector and are paired with credit analysts who cover the same industries.

•        PREI has been a leader in private and public real estate for more than 40 years. With more than 300 investment professionals in 15 countries, PREI can recognize and respond quickly to opportunities anywhere in the world.

How would you compare the two investment strategies?

	Current	Proposed
Fund Name	Target Conservative Allocation Fund	Prudential Income Builder Fund
Objective:	Current income and a reasonable level of capital appreciation	Income and long-term capital growth

Investment Strategy:

•    Asset allocation based on a distinct investment goal/risk profile

•    Invests in a diversified pool of equity and debt

•    May invest approximately 60% of total assets in debt securities of varying credit quality, and 40% of total assets in common stocks of U.S. and foreign companies of all market capitalization ranges

•    An income-focused investment diversified across equities and fixed income (including non-traditional asset classes) to generate income

•    May invest 20% to 80% of total assets in equity and equity-related securities

•    May invest approximately 20% to 80% of total assets in fixed income investments

•    Allocation to income-generating, non-traditional asset classes such as global real estate and MLPs

Sub-Advisor(s):	Multi-managed fund—currently eight non-Prudential sub-advisors	QMA, Jennison, PREI, and Prudential Fixed Income

Benchmark:	• S&P 500 Index (primary) • Customized Blend Index (secondary) (see last page for index components)	• S&P 500 Index (primary) • Barclays U.S. Aggregate Bond Index (secondary)

If the proposal is approved, when will it take effect?

If approved, the repositioning currently is expected to occur in mid to late September 2014.

Why does the repositioning involve a change in Fund objective?

The repositioned Fund seeks higher income than the existing Fund, while also addressing investor demand for more diversified sources of income and a chance to benefit from upside market participation while attempting to reduce downside risk.

What will the dividend distribution frequency be?

Dividends will be distributed on a monthly basis.

Is the repositioning considered a taxable event for federal income tax purposes?

We do not expect the repositioning to result in a taxable gain or loss for U.S. federal income tax purposes. Sales by the Fund of portfolio securities in connection with the repositioning may result in realized gains or losses on such securities. Net realized gains in excess of prior-year capital loss carryforward (if any) would be distributed to the Fund’s shareholders.  See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the proposed manager change by the scheduled shareholder meeting date?

If we do not receive enough votes to approve the proposed manager change by the time of the meeting, the meeting may be adjourned to permit further solicitation of proxy votes.

On what other proposal am I being asked to vote?

You are also being asked to approve a proposal that would amend the Fund’s exemptive order (the Order) from the Securities and Exchange Commission that generally permits the Fund to enter into or amend agreements with non-Prudential subadvisers without obtaining shareholder approval each time. The proposed amendment would extend that Order to Prudential subadvisers. If you approve the proposal and the Securities and Exchange Commission grants the relief requested in the amendment, the Fund’s Manager, with the approval of the Fund’s Board, will be able to hire non-Prudential and Prudential managers to manage all or a portion of the Fund’s assets without obtaining shareholder approval. The Fund Manager would also have the discretion to terminate any investment subadviser and reallocate the Fund’s assets among any other subadvisers (including terminating an unaffiliated subadviser and replacing it with an affiliated subadviser). The Manager, subject to the approval of the Board, would also be able to materially amend an existing subadvisory agreement with any such subadviser without shareholder approval.

How will shareholders benefit from this proposal?

If approved by shareholders, this new policy will enable the Fund to make more timely subadvisory decisions. It will also help the Fund avoid the communication costs of seeking shareholder approval for these changes.

Can my broker vote on my behalf?

Under existing New York Stock Exchange rules, brokers, banks, and other nominees cannot vote Fund shares with respect to the repositioning unless the beneficial owner gives specific instructions for the vote. However, the Target Conservative Allocation Fund will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because specific instructions have not been given, but executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” counts toward establishing a quorum for the meeting. If sufficient votes for a quorum have not been obtained, the Fund may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum. The Fund will only request these broker non-votes if it believes that this action will result in sufficient shareholder votes to approve the proposal at the meeting. Consequently, shareholders who oppose the proposal should vote against it.

How many votes am I entitled to cast?

You may cast one vote for each share of the Fund you own on the record date, which is May 16, 2014.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days week by telephone, by mail via the enclosed proxy ballot card, and by Internet. If you hold the Fund within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. You can also vote your shares by attending the meeting.  Please see the enclosed proxy materials for complete details.

If you have any questions before you vote, please call D. F. King & Co., Inc., at (800) 431-9642 toll-free. They will be happy to help you understand the proposal and assist you in voting.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Definitions

S&P 500 Index comprises 500 stocks of large U.S. companies.

Customized Blend Index is intended to provide a theoretical comparison to the Target Conservative Allocation Fund performance based on the amounts allocated to each asset class. Barclays U.S. Aggregate Bond (60%) includes investment-grade securities issued by the U.S. government, its agencies, and by corporations with between 1 and 10 years remaining to maturity; Russell 3000® (40%) measures the performance of the largest 3,000 U.S. companies. All indexes are unmanaged and do not reflect deductions for any sales charges or operating expenses of a mutual fund. The Russell index and Russell are trademarks of the Frank Russell Company.

Barclays U.S. Aggregate Bond Index represents securities that are SEC-registered, taxable, and dollar denominated. The index covers the U.S. investment-grade, fixed-rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset-backed securities.

All indexes are unmanaged. An investment cannot be made directly in an index.

Fund Risks

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. Foreign securities are subject to currency fluctuation and political uncertainty. Fixed income investments are subject to interest rate risk, where their value will decline as interest rates rise. High yield (“junk”) bonds are subject to greater credit and market risks. Master limited partnerships and MLP-related investments are subject to complicated and in some cases unsettled accounting, tax, and valuation issues, as well as risks related to conflicts of interest, cash flow, dilution, and limited liquidity and risks related to the general partner’s right to force sales at undesirable times or prices. MLPs are also subject to risks relating to their complex tax structure, including losing its tax status as a partnership, resulting in a reduction in the value of the MLP investment and lower income. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. For tax advice, clients should consult their tax professional regarding their particular situation. Asset allocation and diversification do not guarantee a profit or protect against loss in declining markets. There is no guarantee that dividends will be paid.

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and summary prospectus contain this and other information about the fund. Contact your financial professional to obtain a copy of the prospectus. Read them carefully before investing.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company, member SIPC. Jennison Associates, Quantitative Management Associates, and Prudential Investment Management, Inc. (PIM) are registered investment advisors and Prudential Financial companies. Prudential Fixed Income and Prudential Real Estate Investors, also known as PREI®, are units of PIM. © 2014 Prudential Financial, Inc. and its related entities. Prudential Investments LLC, Prudential, Jennison Associates, Jennison, the Prudential logo, Bring Your Challenges, and the Rock symbol are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency • May lose value • Are not a deposit of or guaranteed by any bank or any bank affiliate

0262558-00001-00   NS9242  05/2014

Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

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•    Go to www.prudentialfunds.com/edelivery and follow the simple enrollment instructions.

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PRUDENTIAL INVESTMENT PORTFOLIOS 16

Target Conservative Allocation Fund

Supplement dated May 2, 2014 to the

Summary Prospectus, Statutory Prospectus and Statement of Additional Information dated

September 30, 2013

This supplement sets forth changes to the Summary Prospectus, Prospectus and Statement of Additional Information (“SAI”) dated September 30, 2013 of Target Conservative Allocation Fund (the “Fund”), a series of Prudential Investment Portfolios 16 (PIP 16). The following should be read in conjunction with the Summary Prospectus, Statutory Prospectus and SAI and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Summary Prospectus, Statutory Prospectus and SAI.

Changes relating to Target Conservative Allocation Fund

The Board of Trustees of PIP 16, on behalf of the Fund, recently approved a repositioning of the Fund from a mutual fund utilizing a static asset allocation strategy that may be adjusted from time to time and that currently is subadvised by various unaffiliated subadvisers, to a multi-managed fund utilizing a dynamic asset allocation strategy subadvised by various affiliated subadvisers.  If the changes outlined below are approved by the Fund’s shareholders, the Fund will be renamed the “Prudential Income Builder Fund.” Under the proposal, Quantitative Management Associates LLC (“QMA”); Jennison Associates LLC (“Jennison”); Prudential Fixed Income (“PFI”), a business unit of Prudential Investment Management, Inc. (“PIM”); and Prudential Real Estate Investors, otherwise known as PREI® (“PREI”), a business unit of PIM, will serve as investment subadvisers to the Fund (collectively, the “Subadvisers”) pursuant to separate subadvisory agreements between PI and each Subadviser (the “Subadvisory Agreements”).

Hiring each Subadviser is subject to approval of the Fund’s shareholders. The proposed changes in investment policies, summarized below, to reposition the Fund as the Prudential Income Builder Fund are contingent upon shareholder approval of the Subadvisers for the Fund. The investment policy changes, including the change in investment objective, are changes in non-fundamental investment policies that do not require shareholder approval.

If the Fund’s shareholders approve the Subadvisers as the Fund’s new subadvisers, the Fund’s name will change to Prudential Income Builder Fund, and the Fund’s investment strategies will change as outlined below. In addition, the current subadvisers will be terminated and 100% of the Fund’s assets will be allocated to the Subadvisers, investments in affiliated Prudential funds and exchange traded funds. QMA would serve as asset allocator to the Fund, and Jennison, PFI and PREI will manage the portion of the Fund’s assets that QMA allocates to them. The Fund’s investment manager, Prudential Investments LLC, and/or its affiliate(s) will bear all costs associated with the proxy solicitation, including legal fees, costs of printing and mailing the proxy statement, and costs of a proxy solicitor.

It is anticipated that the proxy statement relating to approval of the Subadvisers, which will describe the changes to the Fund’s investment objective, investment strategies and the Fund’s name that will be implemented if the shareholders approve the Subadvisers for the Fund, will be mailed to the Fund’s

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shareholders in mid-June 2014 and that the special meeting of the Fund’s shareholders will be held in mid-August 2014. If shareholders approve the Subadvisers, the changes in investment strategy and the name change would be implemented in late September 2014.

A comparison of the investment objective and investment policies and strategies is set forth below.

	Target Conservative Allocation Fund	Prudential Income Builder Fund
Investment Objective	Current income and a reasonable level of capital appreciation.	Income and long term capital growth.

Investment Policies and Strategies

•        Invests in a diversified portfolio of equity and debt obligations.

•        May invest approximately 40% (and up to 45%) of total assets in common stocks.

•        May invest up to 15% in small capitalization stocks.

•        May invest approximately 60% (and up to 65%) of total assets in debt securities of varying credit quality.

•        May invest up to 20% of total assets in foreign equity securities.

•        May invest up to 30% of total assets in securities denominated in foreign currencies (no more than 15% in emerging market currencies).

•        May invest up to 25% of total assets in derivatives (with up to 15% of net assets in swaps).

•        May invest up to 35% of total assets in mortgage related securities and up to 25% of total assets in asset-backed securities.

•        May invest up to 35% of total assets in junk bonds.

•        May invest in ETFs (up to 5% in any one ETF or other mutual fund, and up to 10% in ETFs or other mutual funds

•        Primarily invests in a diversified portfolio of fixed income investments and equity and equity-related securities.

•        May invest approximately 20% to 80% of total assets in equity and equity-related securities.

•        Equity and equity-related securities include common stocks, securities convertible or exchangeable for common stock, preferred securities, warrants and rights, ETFs, investments in various types of business ventures including partnerships and joint ventures and business development companies, real estate securities, securities of real estate investment trusts and income and royalty trusts, American Depositary Receipts and other similar securities issued by U.S. or foreign companies of any market capitalization. May include securities issued in an initial public offering (IPO).

•        May invest up to 25% of total assets in publicly-traded master limited partnerships (MLPs).

•        May invest approximately 20% to 80% of total assets in fixed income investments.

•        Fixed income investments include all types of bonds (except preferred securities) of varying maturities and credit quality (including “junk” bonds), such as U.S. Government securities, mortgage-related and asset-backed securities, convertibles, corporate debt securities, foreign securities. Such investments may be denominated in U.S. currency or foreign currencies.

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Target Conservative Allocation Fund	Prudential Income Builder Fund
collectively). • May invest up to 20% of total assets in convertible and preferred securities.

•        May invest in Underlying Prudential Funds and ETFs.

•        QMA will dynamically allocate assets within equities and equity-related securities and fixed income obligations.

•        Asset allocation decisions will be determined using a combination of quantitative tools and the judgment of QMA’s investment professionals.

•        May invest up to 25% of total assets in derivatives, including options, futures and swaps.

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FOR TARGET CONSERVATIVE ALLOCATION FUND SHAREHOLDERS

*** Your Proxy Vote is Critical ***

You will receive a very important package in a few days regarding a Special Shareholder Meeting scheduled for August 14, 2014. The package includes proposals that affects the Target Conservative Allocation Fund and requires a shareholder vote. The package includes:

•                  A description of the proposals.

•                  Several voting options that enable you to vote on these issues quickly and easily.

PLEASE

•                  Read the information carefully!

•                  Vote your proxy immediately—doing so will enable us to hold the shareholder meeting on time and save the expense of additional solicitation costs if not enough shareholders vote.

The proxy statement is also available on the web at www.prudential.com/fundchanges.  If you have any proxy-related questions please call the toll-free information line at 1-800-431-9642.

Thank you in advance for your vote!